Contact: Christine Taylor

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M & F WORLDWIDE CORPORATION

REPORTS INCOME FOR 2005 THIRD QUARTER AND NINE MONTHS

New York, NY – November 9, 2005 – M & F Worldwide Corp. (NYSE: MFW - News), today reported results for the third quarter and nine months ended September 30, 2005.

Revenues for the third quarter of 2005 were $24.6 million as compared to $21.7 million in the prior year quarter. The Company’s revenues were higher in the 2005 quarter primarily due to increased domestic sales to the international tobacco industry and the tobacco industry in the United States resulting from major customers returning to historical order patterns after completing restructuring of operations between domestic and foreign facilities. The Company’s foreign sales also increased due to higher volume. Income before income taxes was $8.6 million in the 2005 quarter compared to $5.6 million in the 2004 quarter due to increased sales, higher interest income and lower interest expense. Net income was $6.0 million for the 2005 quarter compared to $6.4 million for the 2004 quarter. The tax provision in 2005 and 2004 included a benefit of $0.8 million and $2.7 million, respectively, related to the reversal of certain tax reserves. Excluding these reversals, net income would have been $5.2 million in the 2005 period and $3.7 million in the 2004 period. Basic earnings per common share were $0.32 in the 2005 quarter and $0.34 per common share in the 2004 quarter. Diluted earnings per common share were $0.31 in the 2005 quarter and $0.32 per common share in the 2004 quarter.

Revenues for the nine months ended September 30, 2005 were $74.0 million as compared to $71.7 million in the 2004 nine month period. Revenues in 2005 were higher due to increases in domestic sales to the international tobacco industry and increases in domestic sales to the tobacco industry in the United States, as major customers returned to historical order patterns after completing restructuring of operations between domestic and foreign facilities. Non-licorice domestic revenues decreased due to lower shipment volume caused by a major customer shifting orders among overseas manufacturing locations and foreign sales increased due principally to higher volume and a favorable exchange translation effect on the Company’s Euro sales. Net income was $18.3 million for the 2005 period compared to $16.6 million for the 2004 period. The increase in net income in the 2005 period was due principally to the increase in sales, income related to the favorable resolution of a claim against a former shareholder of the Company, higher interest income and lower interest expense. The tax provision in 2005 and 2004 included a benefit of $0.8 million and $2.7 million, respectively, related to the reversal of certain tax reserves. Excluding these reversals, net income would have been $17.5 million in the 2005 period and $13.9 million in the 2004 period. Basic earnings per common share were $0.96 in the 2005 period and $0.90 in the 2004 period. Diluted earnings per common share were $0.93 in the 2005 period and $0.83 in the 2004 period.

On October 31, 2005, the Company announced that it entered into a Stock Purchase Agreement, dated as of October 31, 2005, with Honeywell International, Inc., pursuant to which the Company will acquire all of the issued and outstanding shares of Novar USA Inc. for a purchase price of $800 million. Novar USA, Inc. is the parent company of the businesses operated by Clarke American and related companies, including Alcott Routon,

Checks in the Mail and B2Direct. Clarke American provides check-related products and extensive servicing to financial institution customers. Alcott Routon provides direct marketing programs based on analytics and predictive modeling to help financial institutions target customers. Checks in the Mail supplies checks and other financial documents directly to consumers, and B2Direct offers customized business kits and treasury management services to businesses.

This press release may contain forward-looking statements which involve risks and uncertainties. The Company’s actual results may differ materially from those discussed in such forward-looking statements. The following factors, among others and in addition to those described in the Company’s reports filed with the SEC (including, without limitation, those described under “Forward Looking Statements” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005), could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by it: (a) economic, climatic or political conditions in countries in which the Company sources licorice root; (b) economic, climatic or political conditions that have an impact on the worldwide tobacco industry or on the consumption of tobacco products in which licorice products are used; (c) additional governmental regulation of tobacco products, tobacco industry litigation or enactment of new or increased taxes on cigarettes or other tobacco products, to the extent any of the foregoing curtail growth in or actually reduce consumption of tobacco products in which licorice products are used; (d) the failure of third parties to make full and timely payment to the Company for environmental, asbestos, tax and other matters for which the Company is entitled to indemnification; (e) any inability to obtain indemnification for any significant group of asbestos-related claims pending against the Company; (f) lower than expected cash flow from operations or higher than expected operating expenses; (g) the loss of one of the Company’s significant customers; (h) significant increases in interest rates; (i) unfavorable foreign currency fluctuations; and (j) the inability to consummate the acquisition described above, and the related financings, on terms favorable to the Company or at all. The Company assumes no responsibility to update the forward-looking statements contained in this release.

- table to follow -

M & F Worldwide Corp. and Subsidiaries
Consolidated Statements of Income
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net revenues	$ 24.6	$ 21.7	$ 74.0	$ 71.7
Cost of revenues	13.0	10.8	36.9	34.3
Gross profit	11.6	10.9	37.1	37.4
Selling, general and administrative expenses	3.9	3.7	11.8	12.3
Operating income	7.7	7.2	25.3	25.1
Interest income	0.9	0.3	2.3	0.8
Interest expense	-	(0.3)	(0.1)	(1.2)
Other income (expense), net	-	(1.6)	0.9	(2.3)
Income before income taxes	8.6	5.6	28.4	22.4
(Provision) benefit for income taxes	(2.6)	0.8	(10.1)	(5.8)
Net income	$ 6.0	$ 6.4	$ 18.3	$ 16.6

Earnings per common share:
Basic	$ 0.32	$ 0.34	$ 0.96	$ 0.90

Diluted	$ 0.31	$ 0.32	$ 0.93	$ 0.83